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                                  NEWS RELEASE

FOR IMMEDIATE RELEASE


                  KTI COMPLETES ACQUISITION OF RECYCLING PLANTS
                         IN BOSTON, CHICAGO AND NEWARK.

      Guttenberg, N. J., (November 14, 1997) -- KTI, Inc. (Nasdaq:KTIE) announced today it has completed the acquisition of recycling plants in Boston, Chicago and Newark. The newly acquired facilities, which will operate as KTI Recycling, are capable of processing and marketing approximately 50,000 tons per month of post consumer and commercial recyclables at the three state-of-the-art high capacity plants.

      Purchased from a bankruptcy court, the plants are the former assets of Prins Recycling Corp. The acquisition was valued at $13.6 million. At the height of operations under the former operators, the facilities generated approximately $50 million in annual revenue.

      KTI President and Chief Financial Officer Martin J. Sergi, said, "This acquisition is part of our strategy of vertical integration by adding municipal and commercial recycling programs to our comprehensive solid waste disposal services. We expect this new operation will be a valuable contributor to KTI's financial results."

      KTI is an award winning environmental company engaged in integrated waste processing and management in diversified services and markets. The company handles over two million tons of material a year and is best known for its expertise in the waste-to-energy sector. KTI was organized in 1983 to develop and own waste-to-energy facilities with the dual purpose of providing a means of disposal for non-hazardous municipal solid waste and of generating electricity from alternative fuel sources. Since then, KTI's operations have expanded to include the development of an integrated waste management business providing not only municipal solid waste handling and disposal services, but also wood waste processing, ash and municipal waste recycling, specialty waste disposal, transportation facilitation services and transfer station operations.

      In Maine, KTI owns and operates two waste-to-energy facilities which convert non-hazardous solid waste from residential, commercial and industrial sources into electric power, Maine Energy Recovery Company in Biddeford, and Penobscot Energy Recovery Company in Orrington. KTI has developed and operates a wood waste processing and recycling facility in Lewiston, Maine. In Telogia, Fla., KTI operates a 14-megawatt power plant and in nearby Cairo, Ga. owns a wood chipping plant. KTI also holds a majority interest in America's only commercially operational municipal waste ash recycling facility in Nashville, Tenn., owns a Maryland company specializing in marketing post-industrial recycled plastics, a paper and metals recycling company in Biddeford, Maine and a world wide secondary fiber marketing company based in Portland, Ore.
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      For further information, contact Marty Sergi at KTI, Inc. (201)
854-7777 or Frank N. Hawkins, Jr. or Julie Marshall at Hawk Associates, Inc.
at (305) 852-2383. Copies of KTI press releases, SEC filings, current price quotes, stock charts, analysts' comments and other valuable information for investors may be found on the website http://www.hawkassociates.com.